Exhibit 10.3

SIDE LETTER TO AGREEMENT AND GENERAL RELEASE

This Side Letter (“Side Letter”) to the Agreement and General Release (“Agreement”) is made and entered into as of January __, 2023 by the parties to the Agreement to which it is attached. Uppercase terms not employed in the Agreement shall have the definitions set forth in Section 14 of this Side Letter.

This Side Letter supplements that certain Agreement dated January __, 2023 made and entered into by the parties thereto and incorporates by reference the uppercase terms defined in the Agreement.

1.         Appointment as Director. In connection with the general meeting of shareholders of the Company for 2023 and 2024 provided Executive and his Affiliates are the owners of not less than 5% of the outstanding shares of the Company’s Common Stock as of the date of the Agreement which 5% equals 2,388,951 shares (subject to adjustment for reverse stock splits, stock dividends and similar events) (the “Minimum Ownership Threshold”), Executive shall be nominated as a candidate for election to the Board of Directors. If elected, Executive shall serve on all committees of the Board of Directors upon which he is permitted to serve (“Committees”) and have the right to attend all Board and such Committee meetings both executive and non-executive, subject to the Company’s rules and procedures.

2.         Director Nomination Terms.

(a)         The Board and all applicable Committees shall:

(i)         in connection with each meeting of shareholders at which directors will be elected to take place through the 2024 general meeting of shareholders, the Board shall recommend, support and solicit proxies (or written consents, as applicable) for the election of Executive as a director at each such meeting (or pursuant to such written consents) in the same manner as it recommends, supports, and solicits proxies (or written consents) for the election of other director candidates nominated by the Company; and

(ii)         the last sentence of Article III, Section 11 of the Company’s Bylaws will not apply to Executive and his position as a director of the Company, and in no event may Executive be removed as a director by vote or written consent of the Board, pursuant to such provision of the Company’s Bylaws or otherwise except for Cause. Provided that any such Cause shall not constitute Cause unless the Company has provided Executive with (x) written notice of the acts or omissions giving rise to the determination of Cause; and (y) if capable of cure, the opportunity to correct the act or omission within 30 business days after receiving the Company’s notice.

(b)         Executive shall promptly (and in any event within ten (10) business days) inform the Company in writing if at any time Executive’s ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) if the amount of Company Common Stock owned by Executive and his Affiliates decreases to less than the Minimum Ownership Threshold.

(c)         Executive understands and acknowledges that all members of the Board, including the Executive, are required to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, director confidentiality policies, and corporate governance guidelines, and agrees to preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or Committees of the Board.

(d)         Nothing in this Side Letter shall require the Company, its Committees and directors to take any action contrary to their fiduciary duties as directors of the Company, nor contrary to any law or regulation applicable to the Company and its directors.

3.         Appointment as Board Observer. If for any reason Executive is not serving as a director on the Board of Directors, then for so long as Executive owns not less than 3% of the outstanding shares of the Company’s Common Stock (as determined as of the date of the Side Letter and subject to adjustment for reverse stock splits, stock dividends and similar events) or any amount is owed to Executive under the Agreement, Executive shall be appointed as an observer to the Board (“Board Observer”).

4.         Board Observer Terms and Rights.

(a)         During the time Executive is a Board Observer, the Company agrees that it will invite Executive to attend, in a non-voting observer capacity, all meetings of the Board and all meetings of each Committee of the Board of Directors for the purposes of permitting Executive to have current information with respect to the affairs of the Company and the actions taken by the Board or a Committee and for the Executive to provide input and advice with respect thereto (the “Approved Purposes”). Executive shall have the right to be heard at any such meeting, but in no event shall Executive: (i) be deemed to be a member of the Board or any Committee; (ii) have the right to vote on any matter under consideration by the Board or any Committee or otherwise have any power to cause the Company to take, or not to take, any action; or (iii) except as expressly set forth in this Side Letter, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders or any duties (fiduciary or otherwise) applicable to the directors of the Company. As a non-voting observer, Executive will also be provided (concurrently with delivery to the directors of the Company and in the same manner as delivery is made to them) copies of all notices, minutes, consents, and all other materials or information (financial or otherwise) that are provided to the directors with respect to a meeting or any written consent in lieu of meeting (except to the extent Executive has been excluded therefrom pursuant to clause (c) below).

(b)         If a meeting of the Board or a Committee is conducted via telephone or other electronic medium (e.g., videoconference), Executive may attend such meeting via the same medium.

(c)         Notwithstanding the foregoing, the Company may exclude Executive from access to any material or meeting or portion thereof if the Board concludes in good faith, or upon advice of the Company’s counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and any counsel; provided, however, that any such exclusion shall apply only to such portion of the material or such portion of the meeting which would be required to preserve such privilege and not to any other portion thereof.

(d)         The rights described in this Section 4 shall terminate upon the occurrence of any event which would cause the Executive to be removed if he was a director of the Company for Cause, the termination by Executive of his rights under this Section 4.

5.         Access to Brooklyn Company Offices. Access to Brooklyn Company Offices. For a 90 day “Transition Period” from the Effective Date, Executive shall have access and use of the offices held under a lease dated January 2020 between Coney Island Realty as “Landlord” and Food New Media Group, Inc. as “Tenant” for premises (the “Lease”) comprised of the entire 5th floor located at 2083 Coney Island Avenue, Brooklyn, New York 11223 (“Company Offices”). Executive may use the Company Offices for no cost or charge, during non-business hours, on weekends and holidays and during business hours provided the Company is not utilizing the Company Offices for a bona fide business purpose. During the Transition Period, the Company and Tenant undertake that they will not terminate the Lease for the Company Offices nor surrender the Company Offices and will actively seek alternative office space for both parties. After the expiration of the 90 day Transition Period, at the Executive’s sole discretion, the Executive may 1) elect to take over the Lease terms from the Company, with the Company exiting the entire space or 2) permanently cease the use of Company Offices for personal use. If the Landlord does not agree to the transfer of the Lease, the Executive may sublease the Company Offices from the Company at the same monthly lease rates described in the Lease, with the Company exiting the entire space. If the Company maintains the Lease to the end of the initial term which ends in 2025, and if the Executive is subleasing the space from the Company at that time, and if the Company elects to not exercise any renewal/extension option, the Company and Tenant agree to use their best efforts to obtain the Landlord’s consent for the assignment of such Lease to Executive and assign the Lease at no cost to Executive. The Company and Tenant agree to cause Tenant to, and Tenant will, fulfill all of its obligations under the Lease. The Company and Tenant will cause Executive to be included on the liability policy for the Premises as an additional insured.

6.         Confidential Treatment of Company Confidential Information.

(a)         To the extent that any information obtained by the Executive from the Company (or any director, officer, employee or agent thereof), is confidential information, the Executive shall treat any such Confidential Information as confidential in accordance with the terms and conditions set out in this Section 6.

(b)         Except as otherwise provided herein, Executive agrees: (i) to hold Confidential Information in strict confidence; (ii) not to disclose Confidential Information to any third parties; and (iii) not to use any Confidential Information for any purpose except for the Approved Purposes. Executive may disclose the Confidential Information to his responsible agents, advisors, Affiliates (as defined in Rule 405 under the Securities Act of 1933) and representatives with a bona fide need to know (“Representatives”), but only to the extent necessary for the Approved Purposes. Executive agrees to instruct all such Representatives not to disclose such Confidential Information to third parties without the prior written permission of the Company. Executive will, at all times, remain liable under the terms of this Side Letter for any unauthorized disclosure or use by any of his Representatives of Confidential Information provided to such Representatives by Executive.

7.         Exempted Disclosure. The foregoing restriction on the use and nondisclosure of Confidential Information will not include information which: (i) is, or hereafter becomes, through no act or failure to act on the part of Executive, generally known or available to the public; (ii) was acquired by Executive before receiving such information from the Company, without restriction as to use or disclosure; (iii) is hereafter furnished to Executive by a third party, without, to Executive’s knowledge, restriction as to use or disclosure; (iv) was independently developed by Executive; or (v) is required or requested to be disclosed pursuant to judicial, regulatory or administrative process or court order, provided, that to the extent permitted by law, rule or regulation and reasonably practicable under the circumstances, Executive gives the Company prompt notice of such required disclosure so that the Company may challenge the same.

8.         Return of Confidential Information. After the total cessation of Executive’s relationship with the Company, upon request of the Company, Executive will promptly: (i) return to the Company all physical materials containing or consisting of Confidential Information and all hard copies thereof or destroy same; and (ii) destroy all electronically stored Confidential Information in Executive’s possession or control. Executive may retain in his confidential files one copy of any item of Confidential Information in order to comply with any legal, compliance or regulatory requirements. Any Confidential Information that is not returned or destroyed, including, without limitation, any oral Confidential

Information, and all notes, analyses, compilations, studies or other documents prepared by or for the benefit of Executive from such information, will remain subject to the confidentiality obligations set forth in this Side Letter indefinitely.

9.         Disclaimers. All Confidential Information is provided to Executive “as is” and the Company does not make any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof. The Company will have no liability to Executive resulting from the reliance on the Confidential Information by Executive or any third party to whom such Confidential Information is disclosed. Executive represents and warrants that he has no claims and is unaware of any claims or causes of action that he or any of his Affiliates have against the Company, its directors and officers.

10.         Company Ownership of Confidential Information. Executive acknowledges that all of the Confidential Information is owned solely by the Company (or its licensors) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Therefore, in the event of any breach of this Side Letter, the Company is entitled to seek all forms of equitable relief (including an injunction and order for specific performance), in addition to all other remedies available at law or in equity.

11.         Executive Compliance with Securities Laws. Executive agrees that the Confidential Information is given in confidence in accordance with the terms of this Side Letter, and Executive will not take any action relating to the securities of the Company which would constitute insider trading, market manipulation, or any other violation of applicable securities law. Executive agrees to instruct all persons to whom he discloses Confidential Information, permissibly or otherwise, that they may not take any action relating to the securities of the Company which would constitute insider trading, market manipulation, or any other violation of applicable securities law.

12.         Capitalized terms herein have the same meaning as used in the Agreement unless otherwise noted.

13.         All other provisions of the Agreement remain in full force and effect, other than any provision that conflicts with the terms of this Side Letter, which shall be deemed to be amended in order to be consistent with this Side Letter.

14.         Definitions.

(a)         “Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act of 1933.

(b)         “Board” and “Board of Directors” shall mean the board of directors of the Company.

(c)         “Cause” means the Executive’s (i) willful misconduct or gross negligence which causes material harm to the Company; (ii) fraud, embezzlement or willful other material dishonesty with respect to the affairs of the Company or any of its Affiliates; (iii) conviction, plea of nolo contendere, guilty plea, or confession to either a felony or any lesser crime relating to the affairs of the Company or any of its affiliates or of which fraud, embezzlement, or moral turpitude is a material element; or (iv) a willful material breach of this Agreement or a willful breach of a fiduciary duty owed to the Company.

(d)         “Confidential Information” means all valuable and confidential materials and information (whether or not reduced to writing) that the Executive obtains or to which the Executive obtains access as a result of his activities as Executive, including, without limitation, the following: (a) any and all data, information, materials, systems, processes, procedures or intellectual property owned or used by the Company that is competitively sensitive and not generally known to the public, including, but not limited to, information relating to employees, customers, clients, vendors or suppliers; information provided to the Executive by the Company’s employees, customers, vendors or suppliers; customer lists; any and all financial statements, budgets, projections and related data; information, processes, procedures or systems relating to research and development, engineering, legal matters, human resources, sourcing, operations, purchasing and manufacturing; business, marketing, advertising and sales plans or estimates; internal performance results; information relating to possible partnerships, joint ventures or acquisitions of a party; contracts; business records, corporate books and other Company Entity-related records; (b) any creative, scientific or technical information, drawing, design, diagram, process, plan, method, or formula; and (c) all confidential or proprietary concepts (oral or written), documentation, reports, data, specifications, computer hardware or software, source code, object code, flow charts, databases, inventions, know-how, show how and trade secrets, which pertains to the Company regardless of form and whether or not patented or patentable, copyrighted or able to be copyrighted or registered as a trademark or registrable as a trademark and all modifications, derivative works, enhancements and versions thereof.

IN WITNESS WHEREOF, the parties have executed this Side Letter on the date first above written.

INNOVATIVE FOOD HOLDINGS, INC. By: Name: Title:	EXECUTIVE By: SAM KLEPFISH

Acknowledged and Agreed: Food New Media Group, Inc. By: Name: Title: